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                                                                    EXHIBIT 23.1

          CONSENT OF INDEPENDENT  REGISTERED  PUBLIC  ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement of Distribucion y Servicio D&S S.A. and subsidiaries on Form F-3 of our report dated January 30, 2004 except for Note 25 as to which the date is March 4, 2004 (which report expresses an unqualified opinion and contains explanatory paragraphs referring to i) the differences between accounting principles generally accepted in Chile and accounting principles generally accepted in the United States of America and the effect that the application of the latter would have on the determination of net income and the determination of shareholders' equity; and ii) the translation of the constant Chilean pesos amounts into U.S. dollar amounts), appearing in the Annual Report on Form 20-F of Distribucion y Servicio D&S S.A. and subsidiaries for the year ended December 31, 2003 and to the references to us under the headings "Selected Financial Data," "Summary Financial Information," and "Experts" in the Prospectus, which is a part of this Registration Statement.

/S/ DELOITTE
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Deloitte & Touche Sociedad de Auditores y Consultores, Ltda.

Santiago, Chile

July 21, 2004